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                                                                    Exhibit 99.1

[WARNACO LOGO]

FOR IMMEDIATE RELEASE

Contact:
Robert Mead/Doug Morris
Gavin Anderson & Company
212-515-1960/64


                         WARNACO EMERGES FROM CHAPTER 11

                  Company Expects to Trade on NASDAQ ("WRNC"),
                           Commencing February 5, 2003

NEW YORK - February 4, 2003 - The Warnaco Group, Inc. announced that its Plan of Reorganization (the "Plan") became effective today and the Company has formally emerged from Chapter 11 under the Bankruptcy Code. As previously announced, the U.S. Bankruptcy Court for the Southern District of New York confirmed the Company's Plan on January 16, 2003.

The Company said that in connection with its emergence from Chapter 11, it closed on a $275 million exit financing facility. The initial draw on the facility was approximately $39 million. The exit financing will fund the cash distributions under the Plan as well as Warnaco's ongoing operating needs. The Company's emergence debt totals approximately $247 million, including the initial $39 million draw, $201 million in second lien notes issued primarily to the Company's pre-petition lenders and approximately $7 million of capital leases. Warnaco's pre-petition secured debt totaled approximately $2.4 billion.

Tony Alvarez, president and chief executive officer of Warnaco, said, "We are extremely pleased to exit Chapter 11. Today, Warnaco is beginning life as a new company with a solid capital structure, greatly reduced debt, disciplined and improved operations, a strengthened management team and an incredible portfolio of brands. Warnaco today is a lean, strong competitor with bright prospects. We are excited to now redirect our attention from the turnaround toward growth and profitability."




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Alvarez continued, "Warnaco's swift and successful turnaround is the product of a close collaborative effort between the Company, its Board of Directors and its creditor constituencies. I would therefore like to personally thank the Board, the Steering Committee of the Company's Pre-petition Secured Lenders and the Official Committee of Unsecured Creditors for their support and close partnership with me and our entire management team. Our success is a reflection of the skill and commitment of those involved and the collective desire to strengthen Warnaco."

As previously announced, the Company said that it continues the search process for a permanent CEO and CFO, as well as candidates for the Board of Directors. Until the search is concluded and an orderly transition has occurred, Alvarez and James P. Fogarty of Alvarez & Marsal will continue to serve as CEO and CFO, respectively.

Warnaco also announced today that it expects its new common stock will begin trading on February 5, 2003 on the NASDAQ National Market under the symbol WRNC.

About The Warnaco Group, Inc.

The Warnaco Group, Inc., headquartered in New York, is a leading manufacturer of intimate apparel, menswear, jeanswear, swimwear, men's and women's sportswear, better dresses, fragrances and accessories sold under such owned and licensed brands as Warner's'r', Olga'r', Lejaby'r', Bodyslimmers'r', Chaps by Ralph Lauren'r', Calvin Klein'r' men's and women's underwear, men's accessories, and men's, women's, junior women's and children's jeans, Speedo'r'/Authentic Fitness'r' men's, women's and children's swimwear, sportswear and swimwear accessories, Polo by Ralph Lauren'r' women's and girls' swimwear, Anne Cole Collection'r', Cole of California'r' and Catalina'r' swimwear, and A.B.S. 'r' Women's sportswear and better dresses.

Statement Regarding Forward-looking Disclosure

This press release may contain "forward-looking statements" within the meaning of Section 27A of Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect, when made, the Company's expectations or beliefs concerning future events that involve risks and uncertainties. All statements other than statements of historical facts included in this statement are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. The Company disclaims any intention or




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obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements may contain the words "believe", "anticipate", "expect", "estimate", "project", "will be", "will continue", "will likely result", or other similar words and phrases. Forward-looking statements and the Company's plans and expectations are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated.

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